Exhibit 99.1

SEED INVESTMENT TO GLOBAL VALUE OPPORTUNITY STRATEGY

NEW YORK, December 11, 2024 Silvercrest Asset Management Group Inc. (NASDAQ:SAMG) is pleased to announce an initial seed investment of $1.3 billion USD ($2.0 billion AUD) by Australia’s Construction and Building Unions Superannuation Fund (CBUS). The seed investment will formally launch Silvercrest’s Global Value Opportunity Equity Strategy. Silvercrest previously announced the development of the strategy and the hiring of the strategy’s lead portfolio manager, Rehan Chaudhri and his team.

Richard Hough, Chairman and Chief Executive Officer of Silvercrest, remarked, “Silvercrest is grateful to CBUS for its substantial investment to launch our new Global Equity Strategy. We are excited and proud to partner with such a premier and sophisticated institutional investor. CBUS’s confidence underscores Silvercrest’s international reputation, robust infrastructure, and deep intellectual capital. We are confident that Silvercrest will attract follow-on investments, further enhancing growth, and fueling our global aspirations.”

Silvercrest’s Global Value Opportunity Equity investment team brings significant investment expertise, a proven track record, and experience managing equity mandates on behalf of large institutions and families around the world. The strategy’s approach uniquely combines relative and deep value opportunities across global equity markets. The equity capability further deepens Silvercrest’s intellectual capital in the International and Global space and complements Silvercrest’s existing International team and capabilities.

About CBUS

CBUS is the leading Industry Super Fund representing those that help build and maintain Australia, construction and building workers. As one of Australia’s largest super funds, CBUS manages more than $94 billion for over 920,000 members (as of June 30, 2024).

About Silvercrest Asset Management

Silvercrest was founded in April 2002 as an independent, employee-owned registered investment adviser. With offices in New York, Boston, Virginia, Atlanta, New Jersey, California and Wisconsin, Silvercrest provides traditional and alternative investment advisory and family office services to wealthy families and select institutional investors. As of September 30, 2024, the firm reported assets under management of $35.1 billion.

Contact:
Richard R. Hough III
Chairman & CEO
212-649-0601
rhough@silvercrestgroup.com

SILVERCREST ASSET MANAGEMENT GROUP INC.

1330 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK 10019 • (212) 649-0600

WWW.SILVERCRESTGROUP.COM